Exhibit 99.1

Tuscan Holdings Corp. Announces Annual Meeting of Stockholders to be Held April 28, 2021, to Approve Extension Amendment, among other things

●	Proxy Materials Mailed to Stockholders of Record as of Close of Business on March 17, 2021

NEW YORK, March 31, 2021 /PRNewswire/ -- Tuscan Holdings Corp. (Nasdaq: THCB) (“Tuscan”) today announced that it has mailed proxy materials for the Annual Meeting of the Company’s stockholders to be held on April 28, 2021. The proxy materials have been mailed to all holders of record as of the close of business on the record date which was set for March 17, 2021.

In addition to the election of one Class I director, Tuscan is asking stockholders to approve an extension proposal that will allow the Company more time to complete its previously announced business combination with Microvast, Inc. (“Microvast”).

“Tuscan has filed the preliminary proxy statement for its business combination with Microvast, but because the proxy statement for the business combination was not finalized and mailed before March 22, 2021, the Merger Agreement provides that the Company must seek stockholder approval of an extension of time to consummate the transaction,” stated Stephen Vogel, Chairman and CEO. “I want to thank our stockholders for their support and patience through this process, and also to remind them that their vote in favor of the extension proposal is very important, no matter how many shares they own.”

Approval of the Extension Amendment Proposal requires the affirmative vote of stockholders holding at least 65% of the shares of common stock outstanding on the record date.

You are encouraged to submit your vote as soon as possible to ensure it is represented at the Meeting. Please note that if your shares are held at a brokerage firm or bank, your broker will not vote your shares for you. You must instruct your bank or broker to cast the vote. For assistance with voting your shares please contact Advantage Proxy, Inc. toll free at 1-877-870-8565, collect at 1-206-870-8565 or by email to ksmith@advantageproxy.com.

Contacts

Tuscan Holdings Corp.:
Stephen Vogel
Chairman & CEO
Email: stephen@vpllp.com

Stockholders:

Advantage Proxy, Inc.

Toll Free: 877-870-8565

Collect: 866-870-8565

Email: ksmith@advantageproxy.com

Media / Investors:
Ashish Gupta
Investor Relations
Telephone: 646-677-1875
Email: Ashish.Gupta@icrinc.com

Additional Information and Where to Find It

In connection with the annual meeting of stockholders, Tuscan Holdings Corp., a Delaware corporation (“Tuscan”) filed a definitive proxy statement with the SEC on March 24, 2021 (“Annual Meeting Proxy Statement”). Additionally, in connection with the proposed business combination transaction involving Tuscan and Microvast, Inc. a Delaware corporation (“Microvast”), Tuscan filed a preliminary proxy statement with the SEC on February 16, 2020 and intends to file a definitive proxy statement (collectively, “Merger Proxy Statement”). This document is not a substitute for the Annual Meeting Proxy Statement or Merger Proxy Statement. INVESTORS AND SECURITY HOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE ANNUAL MEETING PROXY STATEMENT FOR MORE INFORMATION ABOUT THE PROPOSALS TO BE BROUGHT BEFORE THE ANNUAL MEETING, TO READ THE MERGER PROXY STATEMENT FOR MORE INFORMATION ABOUT THE PROPOSED TRANSACTION WITH MICROVAST, AND TO READ ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. The Annual Meeting Proxy Statement and Merger Proxy Statement and other documents that may be filed with the SEC (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Tuscan upon written request to Tuscan at Tuscan Holdings Corp., 135 E. 57th St., 17th Floor, New York, NY 10022.

No Offer or Solicitation

This document is not a proxy statement or solicitation of a proxy or authorization with respect to any securities or in respect of the proposed transactions and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Tuscan Holdings Corp., nor shall there be any sale of such securities in any state or jurisdiction where such offer, solicitation, or sale would be unlawful.

Participants in Solicitation

This communication is not a solicitation of a proxy from any investor or securityholder. However, Tuscan and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the annual meeting of stockholders under the rules of the SEC. Information about Tuscan’s directors and executive officers and their ownership of Tuscan’s securities is set forth in Tuscan’s filings with the SEC, including Tuscan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 24, 2021, and the definitive proxy statement which was filed with the SEC on March 24, 2021 and mailed to Tuscan’s stockholders on or about March 25, 2021. When available, these documents can be obtained free of charge from Tuscan upon written request to Tuscan at Tuscan Holdings Corp., 135 E. 57th St., 17th Floor, New York, NY 10022.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in Tuscan’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) failure of Tuscan’s stockholders to approve the extension amendment proposal; (2) inability to complete the proposed business combination with Microvast within the required time period or, if Tuscan does not complete the proposed business combination with Microvast, any other business combination; (3) the inability to complete the proposed business combination with Microvast due to the failure to meet one or more closing conditions or the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; and (4) the impact of the ongoing COVID-19 pandemic.

All information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.